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                                                                     EXHIBIT 4.5

                                   STOCK OPTION

              THIS CERTIFIES THAT, FOR VALUE RECEIVED, SmartGate, Inc., a
       Nevada corporation ("SmartGate, Inc." or the "Company") pursuant to and under the SmartGate, Inc. 2000 EMPLOYEE, DIRECTOR, CONSULTANT AND ADVISOR STOCK COMPENSATION PLAN ("Plan"), a copy of which is attached hereto, has on July 26, 2000, granted to Robert Knight ("Holder") the right and option until July 26, 2007 to purchase 150,000 shares of Common Stock of SmartGate, Inc., at a purchase price of $3.00 per share. The shares, which may be purchased under this Option, are subject to vesting as follows: (i) one-third of the shares eligible for purchase hereunder shall be deemed vested as of July 26, 2000; (ii) another one-third of the shares eligible to be purchased hereunder shall be deemed vested on July 26, 2001 provided that Holder remains a Director of the Company through that date; and (iii) the final one-third of the shares eligible for purchase hereunder shall vest on July 26, 2002 provided that Holder remains a Director of the Company through that date. The Holder acknowledges and agrees that only shares which are vested may be purchased under this Option. In the event of an involuntary termination of the Holder by virtue of death of Holder, all shares under this Option shall be deemed fully vested. In the event of an involuntary termination of the position of the Holder by the Company, all shares under this Option shall be deemed fully vested.

              In the event of a stock dividend, stock split, or capital reorganization resulting in the number of outstanding shares of Common Stock of the Company being changed, the applicable exercise price and number of shares provided in this Option shall be proportionately adjusted.

              In the event of a share-exchange, merger, or other business combination involving the Company and resulting in a change in control of the Company, all shares under this Option shall be deemed fully vested. In the event of the sale of all or substantially all of the assets or stock of the Company, or in the event of a liquidation or dissolution of the Company, all shares under this Option shall be deemed fully vested.

              The grant of this Option is made without registration under the Securities Act of 1933 by reason of a specific exemption. The Holder agrees that the Company's obligation to issue shares under this Option shall be contingent upon the Company receiving an opinion from securities counsel for the Company that there exists a suitable exemption from registration under the Securities Act of 1933 and the appropriate state securities law for the issuance of shares which
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       may be purchased by Holder hereunder ("Exemption"). If the Company determines a suitable Exemption exists, the Holder agrees that the Company may impose any conditions on the exercise of the Option as it deems necessary to satisfy the Exemption including but not limited to:
       (i) requiring the Holder, prior to each and every purchase of shares under this Option, to execute and fully abide by the provisions of the Letter of Investment Intent which is attached hereto; and (ii) requiring the Holder, if requested by the Company, to engage an investor representative to assist the Holder in evaluating the investment in the Company prior to the purchase of any shares hereunder.

              The Holder acknowledges and agrees that the representations and agreements Holder makes in the Letter of Investment Intent referenced above shall survive each closing of share purchases and issuance transactions between the Holder and the Company.

              If the Company is a "Reporting Company" under the Securities Act of 1934 at the time the Holder wishes to exercise and purchase shares hereunder, the Company, at the Company's expense, shall register the shares the Holder wishes to purchase so that the shares, when purchased under this Option, are freely tradable.

              The purchase price for the shares purchased under this Option may be paid in cash or through the execution of a broker-assisted cashless exercise if applicable.

              As a condition to the issuance of shares of Common Stock of the Company under this Option, the Holder agrees to remit to the Company at the time of any exercise of this Option any taxes required to be withheld by the Company under Federal, State, or Local law as a result of the exercise of this Option.

              This Option may not be transferred by the Holder other than by Will or the laws of descent and distribution. This Option may not be exercised by anyone other than the Holder or, in the case of the Holder's death, by the person to whom the rights of the Holder shall have passed by Will or the laws of descent and distribution.

              Neither the Holder nor any person to whom the rights of the Holder shall have passed by Will or the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of the Company's common stock until the purchase price for the shares has been paid to the Company.

              The Holder represents and warrants that he or she has been provided with the Plan which is attached hereto and has read and understands the Letter of Investment Intent which the Holder
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       will be required to sign prior to the purchase of shares hereunder which is attached hereto, and that he or she has been advised or has had the opportunity to be advised by his or her own legal counsel as to the meaning and effect of this Stock Option Agreement, the Plan, and the Letter of Investment Intent, and of the rights and responsibilities in connection therewith, and of the consequences of any exercise of this Option.

              The Company has caused this Option Agreement to be executed in the name of the Company, by its corporate officers having been duly authorized and the Holder has hereunto set Holder's hand and seal as of the date and year first above written.

       SMARTGATE, INC.
       a Nevada corporation


       By: /s/ STEPHEN A. MICHAEL, PRESIDENT
           ---------------------------------
       Its: PRESIDENT


       AGREED TO AND ACCEPTED BY HOLDER:


       /s/ ROBERT KNIGHT
       ------------------------------
       Robert Knight

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                    FILING SCHEDULE PURSUANT TO PARAGRAPH 2.
    INSTRUCTIONS TO ITEM 601 UNDER SECTION 229.601 EXHIBITS OF REGULATION S-K


              A stock option substantially identical in all material respects except for the grantee and number of shares eligible for purchase was granted to Edmund C. King for the purchase of 200,000 shares.